Exhibit 99.2

Mobile Energy Rentals, LLC

Condensed Interim Balance Sheets (Unaudited)

As of June 30, 2024 and December 31, 2023

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash	$2,932,250	$943,275
Accounts receivable, net	2,090,763	591,158
Unbilled receivables	1,643,679	355,585
Prepaid expenses and other current assets	72,607	4,441

Total current assets	6,739,299	1,894,459

Noncurrent assets:
Property and equipment, net of accumulated depreciation of $2,717,814 and $813,996, respectively	134,192,404	3,907,004
Operating lease right-of-use asset, net	397,137	—

Total noncurrent assets	134,589,541	3,907,004

Total Assets	$141,328,840	$5,801,463

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$34,938,434	$339,749
Accrued expenses	1,298,441	65,350
Related party debt	37,102,000	—
Current operating lease liabilities	202,859	—
Current finance lease liabilities	315,877	—
Deferred revenue	4,608,288	68,000

Total current liabilities	78,465,899	473,099
Noncurrent operating lease liabilities	194,278	—

Total liabilities	78,660,177	473,099
Members’ equity	62,668,663	5,328,364

Total Liabilities and Members’ Equity	$141,328,840	$5,801,463

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Income (Unaudited)

For the Six Months Ended June 30, 2024 and 2023

	June 30, 2024	June 30, 2023
Revenues:
Lease income	$7,821,210	$539,975
Service revenue	1,612,304	2,106
Sales of ancillary products	118,000	—

Total revenues	9,551,514	542,081

Cost of revenues:
Labor and service cost	1,198,427	10,870
Depreciation	1,903,818	232,600
Supplies and materials	346,849	1,835
Freight and transportation	425,372	66,643
Equipment rentals	1,310,008	—
Repairs and maintenance	144,272	14,012

Total cost of revenues	5,328,746	325,960

Gross profit	4,222,768	216,121
Selling, general, and administrative expenses	475,168	139,491

Income from operations	3,747,600	76,630

Other expense (income):
Interest expense	108,092	—
Other income, net	(791)	(173)

Total other expense	107,301	(173)

Net Income	$3,640,299	$76,803

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Changes in Members’ Equity (Unaudited)

For the Six Months Ended June 30, 2024 and 2023

Balance, January 1, 2023	$5,491,319
Net income	76,803

Balance, June 30, 2023	$5,568,122

Balance, January 1, 2024	$5,328,364
Non-cash contributions from members	54,700,000
Distributions to members	(1,000,000)
Net income	3,640,299

Balance, June 30, 2024	$62,668,663

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Condensed Interim Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2024 and 2023

	June 30, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$3,640,299	$76,803
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	1,903,818	232,600
Interest expense	108,092	—
Changes in operating assets and liabilities:
Accounts receivable	(1,499,605)	802,126
Unbilled receivables	(1,288,094)	(74,475)
Prepaid expenses and other current assets	(68,166)	—
Accounts payable	928,830	53,976
Accrued expenses	1,126,678	99,882
Deferred revenue	4,540,288	(220,000)

Net cash provided by operating activities	9,392,140	970,912

Cash flows from investing activity:
Purchase of property and equipment	(6,403,165)	—

Net cash used in investing activity	(6,403,165)	—

Cash flows from financing activity:
Distributions to members	(1,000,000)	—

Net cash used in financing activity	(1,000,000)	—

Net change in cash	1,988,975	970,912
Cash, beginning of period	943,275	583,014

Cash, End of Period	$2,932,250	$1,553,926

Non-cash operating, financing and investing activities:
Right-of-use assets acquired from operating lease	$413,627	$—
Right-of-use assets acquired from finance lease	314,198	—
Property and equipment accrued in accounts payable	33,669,855	—
Additions to property and equipment through contributions from members	54,700,000	—
Additions to property and equipment paid by members through related party debt	37,102,000	—

The accompanying notes are an integral part of these unaudited financial statements.

Mobile Energy Rentals, LLC

Notes to the Unaudited Condensed Interim Financial Statements

For the Six Months Ended June 30, 2024 and 2023

Note 1 – Organization and Nature of Business

Mobile Energy Rentals, LLC (“Company” or “MER”), a Texas limited liability company headquartered in Houston, Texas, was incorporated on February 23, 2022. The Company operates throughout the United States and offers its customers a comprehensive range of power equipment for lease, including generators, transformers, and power distribution systems.

Liquidity

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and other commitments in the normal course of business. As such, the financial statements do not include adjustments relating to the recoverability and classification of assets and their carrying amount, or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

During the six-month period ended June 30, 2024, and as further described in Note 6, the Company entered into a purchase commitment for various property and equipment in the amount of $307.6 million. This purchase commitment began in June 2024 and is expected to be completed in July 2025. The Company intends to obtain funds for the purchase obligations through a combination of free cash flows, capital support from its members, and the closing of the Solaris Transaction, which is defined and described in Note 8. Should such funding not be available, the contracts are cancellable subject to termination penalties. In the event of termination or cancellation of the order by the Company for reasons other than a material breach of contract by the supplier, the Company would owe cancellation charges. These charges range from 5% to 90% of the purchase price depending on when the order is terminated or cancelled.

The Company is focused on increasing its cash flows from operational activity, primarily by improving utilization of its property and equipment as more equipment becomes available. Additionally, on September 11, 2024, the Company closed the Solaris Transaction and is now a subsidiary of Solaris Energy Infrastructure, Inc. (“Solaris”), which provided the Company with the necessary financial support to be able to meet its purchase obligations and to fund operations for at least one year from the date of issuance of these financial statements.

Note 2 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These financial statements reflect all normal recurring adjustments that are necessary for fair presentation. Operating results for the six months ended June 30, 2024 and 2023 are not necessarily indicative of the results that may be expected for the full year or for any interim period.

The unaudited condensed interim financial statements do not include all information or notes required by GAAP for annual financial statements and should be read together with the Company’s annual financial statements for the year ended December 31, 2023 and notes thereto.

Revenue Recognition

The Company enters into various contract arrangements with its customers. These arrangements have historically been short-term in nature, generally under 12 months. Such arrangements may include both lease components, such as rentals of various power distribution system turbines, switchgear equipment, power trailers, and generators, and non-lease components, such as operations, maintenance, commissioning, and decommissioning of such equipment. The Company has determined that the lease component is the predominant component in these arrangements. Additionally, the Company sells various ancillary products to its customers.

Lease Components

The Company has elected to apply the practical expedient not to separate non-lease components that relate to operations and maintenance as management determined that pattern and timing of revenue recognition of such non-lease components aligns with those of the lease components. The Company accounts for these combined components as leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases. These leases are classified as operating leases due their short-term nature and the absence of transfer of ownership and bargain purchase options. Additionally, the Company’s arrangements do not include residual value guarantees.

The Company recognizes these operating leases on a straight-line basis over each lease’s term. Lease payments are generally fixed, and there are no significant variable lease payments in the Company’s arrangements. Arrangement may generally be renewed on a month-to-month basis subject to price negotiation between the Company and the customer.

Certain arrangements include subleases of various equipment to the Company’s customers; these arrangements are also classified as operating leases. Sublease income from payments on these leases is also recognized on a straight-line basis over the lease term and recorded on the statements of income as a component of lease income.

Non-Lease Components

Certain non-lease components that relate to commissioning and decommissioning do not qualify for the practical expedient. The contract value is allocated to such non-lease components on the basis of its stand-alone selling price. For these components, the Company applies FASB ASC Topic 606, Revenue with Customers, and recognizes revenue at the point in time when the transfer of services has been completed and recorded as service revenue in the statements of income.

Activities that Do Not Constitute Components of a Contract

The Company also charges insurance and taxes to its customers in certain of its arrangements. These activities are not separate components of the contract because they do not transfer to the lessee a good or service that is separate from the right to use the underlying asset. The Company elected to apply an accounting policy for these taxes to not evaluate whether such taxes are the primary obligation of the lessor as owner of the underlying leased asset. As such, the Company excludes taxes from the total consideration in the contract and from variable payments not included in the consideration in the contract. Customer payments for activities that are not separate components of the contract, such as insurance, are generally fixed in nature. As such, the Company allocates such payments to lease components and non-lease components and recognizes them according to their classification.

Ancillary Sales

In accordance with FASB ASC Topic 606, the Company recognizes revenue from the sale of ancillary products at the point in time when the transfer of control passes to buyer.

Note 3 – Property and Equipment, net

The following summarizes the Company’s property and equipment as of:

	June 30, 2024	December 31, 2023
Turbines	$88,686,000	$—
Switchgear equipment	4,506,500	4,506,500
Trailers	222,120	87,000
Other ancillary equipment	869,400	127,500
Finance lease assets	314,198	—
Construction in progress	42,312,000	—

Total property and equipment	136,910,218	4,721,000

	June 30, 2024	December 31, 2023
Less: accumulated depreciation	(2,717,814)	(813,996)

Total property and equipment, net	$134,192,404	$3,907,004

Included in the Company’s property and equipment is construction in progress, which represents deposits and progress billings paid to the Company’s suppliers for the purchase of turbines and other equipment that has not yet been delivered. The Company expects to depreciate such equipment once it is delivered and ready for use within the next twelve months.

The Company recorded depreciation expense of $1,903,818 and $232,600 for the six-month periods ended June 30, 2024 and 2023, respectively.

Note 4 – Revenue

The following table summarizes revenues from contracts disaggregated by revenue-generating activity for the six-month periods ended:

	June 30,
	2024	2023
Lease income	$7,821,210	$539,975
Service revenue	1,612,304	2,106
Sales of ancillary products	118,000	—

	$9,551,514	$542,081

Lease Income

Included in lease income is sublease income amounting to $5,034,533 and $203,250 for the six-month periods ended June 30, 2024 and 2023, respectively.

Service Revenue and Sales of Ancillary Products

Service revenue related to commissioning and decommissioning service components is recognized when transfer of services is completed. Sales related to ancillary product sales are recognized when control passes on to the buyer. For further information, see Note 2, Revenue Recognition section.

As of June 30, 2024 and December 31, 2023 and 2022, the outstanding accounts receivable for service revenue and sales of ancillary products was $62,740, $64,069, and $0, respectively. Contract asset balances applicable to service revenue or sales of ancillary products amounted to $1,482,746, $0 and $0 as of June 30, 2024, and December 31, 2023 and 2022.

As of June 30, 2024 and December 31, 2023 and 2022, the deferred revenue (contract liability) for service revenue and sales of ancillary products was $70,621, $0, and $0, respectively.

Note 5 – Related Party Transactions

The Company is involved in various arrangements with members that qualify as related party transactions.

Revenue Transactions

The Company is the lessor in various arrangements with members. Revenue arising from these transactions amounted to $1,167,093 and $74,475 for the six-month periods ended June 30, 2024 and 2023, respectively, which is included on the unaudited condensed interim statements of income as a component of lease income.

As of June 30, 2024 and December 31, 2023, there were no outstanding receivables from these transactions. Any such receivables would be recognized on the balance sheets within accounts receivable and unbilled receivables.

Purchase Transactions

The Company also enters into arrangements to purchase supplies and labor from a member. Purchases recognized arising from these transactions amounted to $1,310,392 and $0, respectively, for the six-month periods ended June 30, 2024 and 2023, and are recognized on the unaudited condensed interim statements of income as a component of cost of revenue. Payables outstanding from these transactions recognized on the unaudited condensed interim balance sheets amounted to $536,790 and $208,272 as a component of accounts payable and amounted to $119,000 and $0 as a component of accrued expenses as of June 30, 2024 and December 31, 2023, respectively.

Lease Transactions

On May 21, 2024, the Company entered into a long-term lease agreement with an affiliate wherein the Company is the lessee of certain commercial property. See Note 6.

Debt Transactions

The Company issued short-term promissory notes to its members amounting to $37.1 million as of June 30, 2024. Interest expense recognized arising from these promissory notes amounted to $106 thousand and $0 during the six-month periods ended June 30, 2024 and 2023, respectively. Subsequent to the unaudited condensed interim balance sheet date, the Company issued additional short-term promissory notes to its members amounting to $3.6 million. These promissory notes matured on September 11, 2024, are subject to 7% interest per annum, and were used to finance the purchase commitments as disclosed in Note 6. These debts have been settled as part of the closing of the Solaris Transaction. See Note 8.

Note 6 – Commitments and Contingencies

Purchase Commitments

In the normal course of business, the Company enters into purchase obligations for its power equipment and services.

During the six-month period ended June 30, 2024, the Company entered into material third-party purchase commitments for property and equipment totaling $307.6 million through July 2025. During the six-month period ended June 30, 2024, the members loaned $37.1 million of related party debt to the Company that were paid to the vendor directly for the purchase commitments and also contributed $54.7 million as additions to property and equipment. The Company has received and placed in service property and equipment of $31.0 million related to the purchase obligation. The Company intends to obtain funds for the remaining purchase obligations through a combination of free cash flows, capital support from its members, and closing of the Solaris Transaction. If such funding were not available, the contracts are cancellable subject to termination penalties. In the event of termination or cancellation of the order by the Company (other than due to a material breach by the supplier), the Company shall pay seller cancellation charges. The termination or cancellation charges range from 5% to 90% of the purchase price, depending on when the order is terminated or cancelled.

Operating Leases

On May 21, 2024, the Company entered into a long-term lease agreement with an affiliate wherein the Company is the lessee of certain commercial property. This agreement commenced on June 1, 2024, and requires payments of $18,000 monthly for an initial term of 24 months, which ends May 31, 2026. The Company has the option to renew such lease for up to two consecutive one-year extensions.

The Company classifies this lease agreement as an operating lease, and lease expense is recognized on a straight-line basis over the lease term. For the six months ended June 30, 2024, the Company recognized operating lease cost of $18,000. The depreciable lives of operating lease right-of-use assets are limited by the expected lease term unless there is a transfer of title or purchase option that is reasonably certain of being exercised. As of June 30, 2024, the weighted-average remaining operating lease term and discount rate are 1.9 years and 4.58%, respectively.

As of June 30, 2024, future maturities of operating lease obligations are as follows

June 30, 2024
2025	$216,000
2026	198,000

Total future undiscounted payments	414,000
Less: interest	(16,863)

Present value of operating lease liabilities	$397,137

As of June 30, 2024, the summary of operating lease related assets and liabilities is as follows:

June 30, 2024
Operating lease right-of-use assets	$413,627
Less: accumulated amortization	(16,490)

Net operating lease right-of-use assets	$397,137

Current operating lease liabilities	$202,859
Noncurrent operating lease liabilities	194,278

Total operating lease liabilities	$397,137

There were no similar long-term operating lease transactions prior to 2024.

The Company also entered into short-term lease commitments for certain equipment with third parties wherein the Company is the lessee of such equipment. These agreements commenced between May to July 2024, with monthly payments ranging from of $17,500 to $850,000 and contract end dates between November 2024 to July 2025. Short-term lease expense recognized for the six-months period ended June 30, 2024 arising from these transactions amounted to $898,424, which is recognized on the unaudited condensed interim statements of income as a component of cost of revenues.

Finance Leases

On April 16, 2024, the Company entered into a lease agreement for certain equipment with a third-party wherein the Company is the lessee of such equipment. This agreement commenced in May 2024, with monthly payments of $27,980 required for a term of 12 months. The agreement contains a bargain purchase option at the end of the lease term that the Company is reasonably certain to exercise. Accordingly, the Company classified this lease agreement as finance lease.

For the six months ended June 30, 2024, the Company recognized the following finance lease costs:

June 30, 2024
Amortization of right-of-use assets	$4,856
Interest on lease liabilities	1,679

Total finance lease cost	$6,535

The depreciable lives of finance lease right-of-use assets are based on the expected economic useful life of 96 months. As of June 30, 2024, the weighted-average remaining finance lease term and discount rate are 0.9 years and 4.44%, respectively.

As of June 30, 2024, future maturities of finance lease obligations and current maturities of finance lease liabilities are as follows:

June 30, 2024
2025 future undiscounted payments	$321,519
Less: interest	(5,642)

Present value of finance lease liabilities	$315,877

As of June 30, 2024, the summary of finance lease related assets is as follows:

June 30 2024
Finance lease right-of-use assets	$314,198
Less: accumulated amortization	(4,856)

Net finance lease right-of-use assets	$309,342

Note 7 – Concentrations

For the six-month periods ended June 30, 2024 and 2023, four and three customers, respectively, accounted for more than 10% of the Company’s revenue. As of June 30, 2024 and December 31, 2023, three and six customers, respectively, accounted for more than 10% of the Company’s accounts receivable.

For the six-month periods ended June 30, 2024 and 2023, four and three suppliers accounted for more than 10% of the Company’s total purchases. As of June 30, 2024 and December 31, 2023, one supplier and three suppliers, respectively, accounted for more than 10% of the Company’s accounts payable.

Note 8 – Subsequent Events

The Company has evaluated subsequent events through November 15, 2024, the date the unaudited condensed interim financial statements presented herein were available to be issued.

On July 9, 2024, members of the Company and Solaris entered into a contribution agreement (“Solaris Transaction”), whereby the members of the Company will contribute all of the issued and outstanding equity of the Company to Solaris Energy Infrastructure, LLC (“Solaris LLC,” a subsidiary of Solaris) in exchange for:

1.	Approximately $60.0 million in cash, subject to certain adjustments for indebtedness, closing cash, working capital, transaction expenses, and authorized for expenditures amounts,

2.	16,464,778 units of Solaris LLC and equal number of shares of Class B of Solaris common stock , subject to certain adjustments, and

3.	Payoff of approximately $71,000,000 of indebtedness owed to the members with respect to advances made by the members to fund the Company’s capital expenditures.

On July 29, 2024, the Company issued a short-term promissory note to Solaris amounting to $29.8 million. The note had a maturity date of December 6, 2024, and an interest rate of 10% per annum. The purpose of the note was to finance the purchase commitments as disclosed in Note 6, and the note was to be settled upon the closing of the Solaris Transactions.

The Solaris Transaction closed on September 11, 2024, and all amounts above were settled.

On July 1, 2024, the Company amended its long-term lease agreement with an affiliate wherein the Company is the lessee of certain commercial property. The agreement was amended to change the initial term to ending June 30, 2025, with the option to renew such lease for one-year extension. The lease agreement was also amended to add a lessee purchase option for the property for $4.0 million at the end of lease term.

Subsequent to the balance sheet date, the Company also entered into long-term power supply agreements with third-party customers with minimum terms of two years.

Subsequent to the balance sheet date, the Company has received and placed in service additional property and equipment of $12.0 million, and the Company, the Company’s members, and Solaris have made additional payments of $157.0 million related to the purchase obligations as disclosed in Note 6. Additionally, the Company also entered into various short-term commitments with the same third party vendor for purchase of additional property and equipment.

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